As filed with the Securities and Exchange Commission on March 8, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Carbon Black, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	55-0810166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Winter Street

Waltham, Massachusetts 02451

(617) 393-7400

(Address of Principal Executive Offices)

2018 Stock Option and Incentive Plan

(Full Title of the Plan)

Patrick Morley

President and Chief Executive Officer

Carbon Black, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

(617) 393-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Gordon, Esq. Jared J. Fine, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Eric J. Pyenson, Esq. Senior Vice President and General Counsel Carbon Black, Inc. 1100 Winter Street Waltham, Massachusetts 02451 (617) 393-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	3,486,929 Shares	$13.20	$46,027,463	$5,578.53

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock which become issuable under the registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the average of the high and low sale prices of the registrant’s common stock, as quoted on the Nasdaq Global Select Market, on March 5, 2019.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering 3,486,929 additional shares of common stock, par value $0.001 per share (“Common Stock”) of Carbon Black, Inc. (the “Registrant”) that may be issued pursuant to the 2018 Plan. The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1, by an amount equal to 5% of the number of shares of the Registrant’s Common Stock issued and outstanding on the immediately preceding December 31. Accordingly, on January 1, 2019, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 3,486,929. This Registration Statement hereby registers these additional 3,486,929 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 Plan for which the Registrant’s registration statement filed on Form S-8 on May 8, 2019 (SEC File No. 333-224747) is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-224747) is hereby incorporated by reference pursuant to General Instruction E.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*

*       The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.          Exhibits.

See the Exhibit Index on the following page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).

*        Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on the 8th day of March, 2019.

CARBON BLACK, INC.

By:	/s/ Patrick Morley
Patrick Morley
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Patrick Morley and Eric J. Pyenson, and each of them singly, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Patrick Morley	President, Chief Executive Officer and Director (Principal Executive Officer)	March 8, 2019
Patrick Morley

/s/ Mark P. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 8, 2019
Mark P. Sullivan

/s/ Vanessa Pegueros	Director	March 8, 2019
Vanessa Pegueros

/s/ Jeffrey Fagnan	Director	March 8, 2019
Jeffrey Fagnan

/s/ Peter Thomas Killalea	Director	March 8, 2019
Peter Thomas Killalea

/s/ Jill Ward	Director	March 8, 2019
Jill Ward

/s/ Ronald H. Nordin	Director	March 8, 2019
Ronald H. Nordin

/s/ Joseph S. Tibbetts, Jr.	Director	March 8, 2019
Joseph S. Tibbetts, Jr.

/s/ Anthony Zingale	Director	March 8, 2019
Anthony Zingale